Exhibit 99.1

Zscaler Hosts 2026 Investor Day, Reaffirms First Quarter and Fiscal 2027 Guidance

Presentations reinforce Zscaler’s growth plans and its position as the cybersecurity platform for the AI era

SANTA CLARA, Calif. – October 6, 2026 – Zscaler, Inc. (Nasdaq: ZS), the cybersecurity platform for the AI era, is hosting its 2026 Investor Day today in New York City. In conjunction with its Investor Day, Zscaler reaffirmed its financial guidance for the first quarter and full fiscal year 2027.

“As AI forces every enterprise to rethink their approach to security, the value of our Zero Trust architecture is becoming increasingly clear,” said Jay Chaudhry, CEO, Chairman, and Founder of Zscaler. “The agentic AI era is quickly becoming the most significant opportunity in our company’s history. Our Zero Trust platform was purpose-built to solve the challenges customers face today – protecting against AI-driven threats, securing data everywhere, and enabling the secure deployment of AI – by hiding the attack surface and preventing lateral movement. Backed by a powerful customer growth flywheel, we have multiple growth engines that we believe will enable us to capitalize on AI tailwinds and drive Zscaler towards achieving our $10 billion ARR target.”

At its Investor Day, Zscaler executives will discuss the company’s strategy, platform innovation, go-to-market priorities, and long-term growth drivers. Featured Zscaler executives include:

•Jay Chaudhry, CEO, Chairman, and Founder
•Kevin Rubin, Chief Financial Officer
•Adam Geller, Chief Product Officer
•Ross Tackett, Chief Revenue Officer
•Dhawal Sharma, Executive Vice President, AI & Data Security

Reaffirms First Quarter and Full year Fiscal 2027 Guidance

Zscaler reaffirmed its first quarter and full year fiscal 2027 guidance, previously provided on Sept. 3, 2026. For the first quarter of fiscal 2027, the company expects:

•Revenue of $935 million to $939 million, approximately 19% year-over-year growth.
•Non-GAAP gross margin of approximately 80%
•Non-GAAP income from operations of $215 million to $217 million, approximately 25% to 26% year-over-year growth, representing a 23% operating margin.
•Non-GAAP net income per share of approximately $1.15 to $1.16, assuming approximately 170 million fully diluted shares outstanding and a non-GAAP tax rate of 21%

For the full year fiscal 2027, the company expects:

•ARR of $4.396 billion to $4.426 billion, growth of approximately 16.6% to 17.4%.
•Revenue of approximately $3.908 billion to $3.938 billion, growth of 16.6% to 17.5%.
•Non-GAAP gross margin of approximately 80%
•Non-GAAP income from operations of $924 million to $932 million, growth of approximately 21%.

•Non-GAAP net income per share of $4.86 to $4.90, assuming approximately 173 million fully diluted shares outstanding and a non-GAAP tax rate of 21%.
•Free cash flow margin of approximately 23.0 to 23.5%.

Guidance for non-GAAP income from operations and non-GAAP net income per share exclude, as applicable, stock-based compensation expense and related employer payroll taxes, amortization expense of acquired intangible assets and amortization of debt issuance costs. We have not reconciled our expectations of non-GAAP income from operations and non-GAAP net income per share to their most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. For those reasons, we are also unable to address the probable significance of the unavailable information, the variability of which may have a significant impact on future results. Accordingly, a reconciliation for the guidance for non-GAAP income from operations and non-GAAP net income per share is not available without unreasonable effort.

Investor Day: How to Participate

The half-day event can be viewed live at https://ir.zscaler.com/events/event-details/zscaler-investor-day-2026. A replay will be available on Zscaler’s Investor Relations website shortly after the event ends.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding our ability to capture opportunities related to AI and our future financial and operating performance, including our financial outlook for the first quarter of fiscal 2027 and full year fiscal 2027. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including but not limited to: macroeconomic influences and instability, geopolitical events, operations and financial results and the economy in general; risks related to the use of AI in our platform; our ability to identify and effectively implement the necessary changes to address execution challenges; risks associated with managing our rapid growth, including fluctuations from period to period; our limited experience with new products and subscription and support introductions and the risks associated with new products and subscription and support offerings, including the discovery of software bugs; our ability to attract and retain new customers; the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscriptions and support; rapidly evolving technological developments in the market for network security products and subscription and support offerings and our ability to remain competitive; length of sales cycles; useful lives of our assets and other estimates; and general market, political, economic and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth from time to time in our filings and reports with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed on September 3, 2026, as well as future filings and reports by us, copies of which are available on our website at ir.zscaler.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Zscaler

Zscaler (NASDAQ: ZS) is the pioneer and global leader in zero trust security and the cybersecurity platform for the AI era. The world's largest businesses, critical infrastructure organizations, and government agencies rely on the Zscaler Zero Trust Exchange™ to secure their users, devices, workloads, and AI agents, protect their data, and safely adopt AI, all on one unified platform. Distributed across 200+ data centers and inspecting more than 750 billion transactions a day, Zscaler blocks billions of threats while reducing cost and complexity for the modern enterprise.

Investor Relations Contacts
Kim Watkins
SVP, Investor Relations & Strategic Finance
ir@zscaler.com

Nick Gonzalez
Director, Media Relations
press@zscaler.com